Exhibit 3.79
CERTIFICATE OF INCORPORATION
OF
L-3. COMMUNICATIQNS FOREIGN HOLDINGS, INC.
     The undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of State of Delaware (the “DGCL”), does hereby certify as follows:
ARTICLE I
NAME
     The name of the corporation is L-3 Communications Foreign Holdings, Inc. (the “Corporation’)
ARTICLE II
REGISTERED OFFICE AND AGENT
     The address of its registered office in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     The name of the registered agent is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
STOCK
     The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01.
ARTICLE V
SOLE INCORPORATOR
     The name of the sole incorporator is Ronald Mandler and the mailing address of the incorporator is L-3 Communications Corporation 600 Third Avenue New York, NY 10016
ARTICLE VI
BOARD OF DIRECTORS
     The name and mailing address of the person who is to serve as the initial member of the Board of Directors (the “Board of Directors”) of the Corporation until his successor or successors are is elected and qualified, is as follows:

2

NAME	MAILING ADDRESS
Christopher C. Cambria	L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
ARTICLE VII
BYLAWS
     The Board of Directors shall have the power to adopt, amend and repeal any bylaw; Provided, however, that the stockholder of the Corporation shall have the power to amend or repeal any bylaw adopted by the Board of Directors.
ARTICLE VIII
LIABILITY OF DIRECTORS
     No director of the Corporation shall be personalty liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholder, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director for which respect to the acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL hereafter is amended to further eliminate or Unit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended, Any repeal or modification of the foregoing provision of this Article VIII, or the adoption of any provision in an amended or restated certificate of incorporation inconsistent with the Article VIII, shall be prospective only, and shall not adversely affect any right or protection of any director of the Corporation existing at the time of such appeal, modification or adoption.
ARTICLE IX
AMENDMENT
     The Corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the DGCL, any other applicable statue or the certificate of incorporation of the Corporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinabove named, does hereby execute this Certificate of Incorporation on November 7, 2008.

/s/ Ronald Mandler
Ronald Mandler, Sole Incorporator